Exhibit (a)(1)(iii)

CC MEDIA HOLDINGS, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) dated [DATE] (the “Agreement Date”) is being entered into by CC Media Holdings, Inc., a Delaware corporation (the “Company”) and [Grantee’s Name] (the “Grantee”) pursuant to the Clear Channel 2008 Executive Incentive Plan (as amended from time to time, the “Plan”).

WHEREAS, the Company launched an Offer to Exchange (the “Exchange Program”) pursuant to which the Grantee was offered an opportunity to exchange certain outstanding options (the “Eligible Options”) to purchase shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), granted pursuant to the Plan that have a per share exercise price equal to $10.00, in exchange for the award of a reduced number of shares of restricted Common Stock previously granted to the Grantee in connection with the Exchange Program; and

WHEREAS, the Grantee has elected to participate in the Exchange Program and tender the Grantee’s Eligible Options in exchange for the restricted Common Stock, subject to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Grant of Restricted Stock. This Agreement evidences the grant by the Company to the Grantee of two separate grants of Shares of Common Stock of the Company (collectively, the “Restricted Stock”), on the terms provided in the Plan and set forth in this Agreement, in the aggregate amount of [NUMBER] Shares of Restricted Stock. The initial grant of Restricted Stock, in the amount of [NUMBER] Shares of Restricted Stock, are referred to herein as the “Replacement Shares,” and the second grant of Restricted Stock, in the amount of [NUMBER] Shares, are referred to herein as the “Additional Shares.” The Additional Shares were forfeited and/or repurchased as described in Section 5 as of the closing of the Exchange Program. Except as otherwise provided by the Plan, the Grantee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Grantee with any protection against potential future dilution of the Grantee’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any Restricted Stock, except as otherwise specifically provided for in the Plan or this Agreement. The Grantee acknowledges and agrees that by electing to participate in the Exchange Program, the [NUMBER(S)] Options (the “Eligible Options”) that were previous granted to the Grantee pursuant to the Plan on [DATE(S), respectively] (the “Original Grant Date[(s)]”) have expired and the Grantee has no further rights thereunder.

2.            Period of Restriction; Delivery of Unrestricted Shares. Until the Restricted Stock vests in accordance with this Agreement, the Restricted Stock shall bear a legend indicating that the Restricted Stock is restricted and that the transfer of such stock is restricted. When shares of Restricted Stock awarded by this Agreement vest, the Grantee shall be entitled to receive unrestricted Shares. If the stock certificates of the Restricted Stock contain legends restricting the transfer of such shares, the Grantee shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws); provided however, that for the avoidance of doubt, any shares of Restricted Stock that vest pursuant to this Agreement shall be subject to Section 16[ and/or the other restrictions described in Exhibit A].

3.            Dividends and Other Distributions. The Grantee shall be entitled to receive all dividends and other distributions paid with respect to the Replacement Shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the Replacement Shares to which they relate, and, to the extent declared prior to vesting, shall be paid at the same time that such Replacement Shares vest pursuant to Section 4 hereof. In the event that such Replacement Shares are forfeited, any dividends or distributions previously declared with respect to such Replacement Shares shall also be immediately forfeited. If any dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Replacement Shares with respect to which they were declared. Notwithstanding the foregoing, in the event that a dividend or other distribution is paid in respect of any unvested Replacement Shares with respect to which the Grantee has completed an election under Section 83(b) of the Code in accordance with the Exchange Program (such timely election referred to herein as an “83(b) Election”), the Company shall pay to the Grantee in cash a portion of such dividend or distribution in an amount equal to the amount that is payable by the Grantee in federal, state or local taxes on account of such dividend or distribution prior to the time that the Replacements Shares to which they relate vest, in such amount as determined by the Company in its sole discretion; provided, however, that for the avoidance of doubt, any portion so paid shall reduce the amount later owed to the Grantee in the event that such distribution or dividend later becomes vested and payable.

4.            Vesting. The grant of Restricted Stock evidenced by this Agreement shall be unvested as of the date of grant and shall not be vested for purposes of this Agreement (and shall be subject to forfeiture) until all applicable vesting conditions set forth in this Section 4 are satisfied.

      (a)        Tender of Eligible Options. One hundred percent (100%) of the Restricted Stock granted hereunder shall be immediately terminated and forfeited if (i) the Eligible Options are not accepted for exchange in the Exchange Program prior to the earlier of the closing or the withdrawal of the Exchange Program, [or] (ii) the Grantee’s Employment terminates for any reason before the closing of the Exchange Program[, or (iii) the Grantee does not execute and deliver to the Company the amendment to the Employment Agreement attached hereto as Exhibit B before the closing of the Exchange Program]. For the sake of clarity, if the Eligible Options are not accepted for any reason (including, but not limited to, a termination or withdrawal of the Exchange Program or the Grantee not otherwise qualifying for the Exchange Program)[, or the Grantee does not execute the amendment to the Employment Agreement], the Restricted Stock shall be immediately forfeited and the grantee shall have no further rights hereunder.

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      (b)        Vesting of Replacement Shares. The Replacement Shares shall be divided equally into two tranches: 50% of the total Replacement Shares (rounded up to the nearest number of whole Shares) shall be “Tranche 1 Shares” and the remaining Replacement Shares shall be “Tranche 2 Shares.” During the Grantee’s Employment, the Replacement Shares shall vest as follows:

   (i)        Tranche 1 Shares: The Tranche 1 Shares shall vest with respect to 25% of the total Tranche 1 Shares on each of the first, second, third and fourth annual anniversaries of [Original Grant Date(s)], provided that the Grantee’s Employment continues through such time. The Company acknowledges and agrees that, for the avoidance of doubt, a portion of this vesting condition may have been satisfied prior to the date hereof.

   (ii)         Tranche 2 Shares: The Tranche 2 Shares shall vest upon the achievement of a Qualifying Return to Investor, provided that the Grantee’s Employment continues through such time.

  (c)        Vesting of Additional Shares. In the event that the Grantee made an 83(b) Election in accordance with the terms of the Exchange Program, the Grantee vested in such portion of the Additional Shares that were repurchased, as acknowledged in Section 5. Any Additional Shares in excess of such amount were forfeited to the Company for no consideration as of the closing of the Exchange Program. In the event that the Grantee did not make an 83(b) Election in accordance with the terms of the Exchange Program, the Additional Shares were forfeited to the Company for no consideration. As of the date hereof, the Grantee acknowledges and agrees that the Grantee has no further rights to the Additional Shares.

(d)        Termination of Employment.

   (i)        Subject to Section 4(d)(ii) (or any other written agreement between the Company and the Grantee with respect to vesting and termination of Shares granted under the Plan), (A) the Restricted Stock shall only vest on the dates specified above if the Grantee is then, and has continuously been, an Employee, and (B) any Restricted Stock that is not vested pursuant to the terms of Section 4 as of the Grantee’s termination of Employment shall be immediately forfeited to the Company for no consideration and the Grantee shall have no further rights to such forfeited Restricted Stock.

   (ii)        In the event of the Grantee’s termination of Employment by the Company without Cause during the twelve (12) months following a Change of Control, 100% of the then outstanding and unvested Tranche 1 Shares shall immediately vest.

  (e)        Expiration. Any Replacements Shares that do not vest pursuant to their terms prior to [DATE] shall immediately expire as of such date.

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5.        Repurchase of Additional Shares. In the event that the Grantee timely made an 83(b) Election in accordance with the Exchange Program, then the Grantee acknowledges and agrees that the Grantee’s vested Additional Shares were previously repurchased in accordance with the Exchange Program, and that any Additional Shares that were not so repurchased were previously forfeited for no consideration. In the event that the Grantee did not make an 83(b) Election in accordance with the Exchange Program, the Grantee acknowledges and agrees that the Additional Shares were forfeited for no consideration and that the Grantee has no further rights to the Additional Shares. The Grantee acknowledges and agrees that it was the Grantee’s sole responsibility to timely remit to the Company (in accordance with the Exchange Program) an executed 83(b) Election, and by executing this Agreement, the Grantee releases the Company and any of its Affiliates from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or liabilities, whatsoever, in law or in equity, in each case, whether absolute or contingent, liquidated or unliquidated, known or unknown, with respect to the Additional Shares, other than their right to the purchase price previously paid to them with respect to the Additional Shares.

6.            Withholding.     The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Grantee’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock (the “Withholding Tax”). In the event that any previously withheld amounts are insufficient to satisfy the Withholding Tax on account of the Restricted Stock, the Grantee shall remit to the Company, at the time required by the Company, an amount sufficient to satisfy the Withholding Tax or shall have made other arrangements satisfactory to the Company with respect to the Withholding Tax. Subject to applicable law, in lieu of such remittance, the Company may satisfy the Withholding Tax from any source of funds available to the Company and otherwise payable to Grantee, including salary or bonus payments. To the extent that the Grantee does not satisfy the Withholding Tax as determined by the Company, the Grantee shall forfeit the shares of Restricted Stock with respect to which the Withhold Tax has not been satisfied to the satisfaction of the Company.

7.            Nontransferability.     The shares of Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Grantee (or any beneficiary of the Grantee), other than by testamentary disposition by the Grantee or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect. Notwithstanding the foregoing, following vesting of any Restricted Stock, the Shares granted hereunder shall continue to be subject to any restrictions provided in Section 2 or any other agreement that may be in effect between the Grantee and the Company or any of its affiliates.

8.            Effect on Employment.     Neither this Agreement nor the grant of Restricted Stock hereunder shall give the Grantee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her employment at any time.

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9.            Non-Competition, Non-Solicitation, Non-Disclosure.     The Board shall have the right to cancel, modify, rescind, suspend, withhold or otherwise limit the Restricted Stock, including, without limitation, canceling or rescinding this Agreement if the Board determines that the Grantee is not in compliance with any non-competition or non-solicitation or non-disclosure agreement with the Company and such non-compliance has not been authorized in advance in a specific written waiver from the Company. In addition, in the event of any such violation of such agreement (without the advance written consent of the Company) that occurs during the period following termination of employment covered by any such agreement, the Company may require that (a) the Grantee forfeit to the Company the Shares then held by the Grantee that were received in respect of this Agreement for no consideration; or (b) the Grantee remit or deliver to the Company (i) the amount of any gain realized upon the sale of any Shares then held by the Grantee that were received in respect of this Agreement, and (ii) any consideration received upon the exchange of any the Shares then held by the Grantee that were received in respect of this Agreement (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange). The Company shall have the right to offset, against any Shares then held by the Grantee that were received in respect of this Agreement, any amounts to which the Company is entitled as a result of Grantee’s violation of the terms of any non-competition, non-solicitation or non-disclosure agreement with the Company or Grantee’s breach of any duty to the Company. Accordingly, Grantee acknowledges that (x) the Company may withhold delivery of Restricted Stock, (y) the Company may place the proceeds of any sale or other disposition of shares in respect of the Restricted Stock in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (z) the Company has no liability for any attendant market risk caused by any such delay, withholding, or escrow. The Grantee acknowledges and agrees that the calculation of damages from a breach of an agreement with the Company or of any duty to the Company would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Grantee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

10.        Provisions of the Plan.     This Agreement and the Restricted Stock issued hereunder are subject to the provisions of the Plan, which are incorporated herein by reference. By accepting this Agreement, the Grantee acknowledges and agrees that a copy of the Plan has been furnished to the Grantee. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

11.        Definitions.     Initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan. Otherwise initially capitalized terms shall have the meaning provided for below:

“Affiliate” means, with respect to any specified Person, (a) any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, or (b) if such specified Person is a natural person, any member of the immediate family of such specified Person. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement, none of the Company or any of its subsidiaries will be considered an Affiliate of any of the Sponsors or any of their respective Affiliates or Affiliated Funds.

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“Affiliated Fund” means, with respect to any specified Person, (a) an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser or such Person or, with respect to a Person that is a Sponsor or an Affiliate of a Sponsor, (b) any other partnership, limited liability company or other legal entity controlled (i) jointly by the Sponsors and/or their respective Affiliates or (ii) individually by a single Sponsor and/or its Affiliates, in each case (i) and (ii) that is formed to invest directly or indirectly in the Company and that is designated as an Affiliate by the Sponsor or Sponsors that control, or whose Affiliates control, such entity.

“Cause” shall have the meaning ascribed to such term in any employment agreement or other similar agreement between the Grantee and the Company or any of its subsidiaries, or, if no such agreement exists or the provisions of such agreements conflict, means (a) the Grantee’s failure to perform (other than by reason of disability), or material negligence in the performance of, his or her duties and responsibilities to the Company or any of its Affiliates; (b) material breach by the Grantee of any provision of this Agreement or any employment or other written agreement; or (c) other conduct by the Grantee that is materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

“Change of Control” means (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, after which the Sponsors and their respective Affiliated Funds and Affiliates do not directly or indirectly control capital stock representing more than 25% of the economic interests in and 25% of the voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after which in excess of 50% of the Company’s voting power is owned directly or indirectly by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons); or (c) a sale of all or substantially all of the assets of the Company to any Person and the “affiliates” or “associates” of such Person (or a group of Persons acting in concert), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons).

“Investor Shares” means Shares of any type held by Clear Channel Capital IV, LLC and any successors in interest thereto and Clear Channel Capital V, L.P. and any successors in interest thereto, (each, an “Investor”) and shall include any stock, securities or other property or interests received by the Investors in respect of Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

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“Person” means any natural person or individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Public Offering” means a public offering and sale of shares of common stock of the Company, for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Qualified Public Offering” means the first underwritten Public Offering after the date hereof pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) in connection with which the Company or any of the Sponsors or their respective Affiliates or Affiliated Funds receives sale proceeds therefrom.

“Qualifying Return to Investor” means the return to the Sponsors and their respective Affiliates and Affiliated Funds, measured in the aggregate, on their cash investment to purchase Investor Shares, taking into account the amount of all cash dividends and cash distributions to the Sponsors and their respective Affiliates and Affiliated Funds in respect of their Investor Shares and all cash proceeds to the Sponsors and their respective Affiliates and Affiliated Funds from the sale or other disposition of such Investor Shares.

“Sponsors” shall mean Bain Capital (CC) IX L.P. and its Affiliates and THL Equity Fund VI, L.P. and its Affiliates.

12.         Compliance with Laws. The issuance of the Restricted Stock or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Stock or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.

13.         Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

14.         Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof

15.         General. For purposes of this Agreement and any determinations to be made by the Administrator or the Committee, as the case may be, hereunder, the determinations by the Administrator or the Committee, as the case may be, shall be final and binding upon the Grantee and any transferee.

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16.         Lock-Up. The Grantee agrees that in connection with a Public Offering, upon the request of the Company or the managing underwriters(s) of such Public Offering, the Grantee will not sell, transfer, make any short sale of, loan, grant any option for the purchase of, pledge, enter into any swap or other arrangement that transfers any of the economic ownership, or otherwise encumber or dispose of the Restricted Stock or any portion thereof for such period as the Company or such managing underwriter(s), as the case may be, may request, commencing on the effective date of the registration statement relating to such Public Offering and continuing for not more than 90 days (or 180 days in the case of any Public Offering up to and including the Qualified Public Offering), except with the prior written consent of the Company or such managing underwriter(s), as the case may be. The Grantee also agrees that he or she will sign a “lock up” or similar arrangement in connection with a Public Offering on terms and conditions that the Company or the managing underwriter(s) thereof deems necessary or desirable.

17.       Consent. By signing this Agreement, the Grantee acknowledges and agrees that:

  (a)         the Company and the Company’s Affiliates are permitted to hold and process personal (and sensitive) information and data about the Grantee as part of its personnel and other business records and may use such information in the course of its business;

  (b)         they may disclose such information to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in their view required for the proper conduct of their business; and

  (c)         this Section applies to information held, used or disclosed in any medium.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed under its corporate seal by its duly authorized officer. This Agreement shall take effect as a sealed instrument.

CC MEDIA HOLDINGS, INC.

By:

Name:
Title:

Dated:

Acknowledged and Agreed

_
Name: [GRANTEE]

Address of Principal Residence:

[ADDRESS]

Signature Page to CC Media Holdings, Inc.

Restricted Stock Agreement

EXHIBIT A1

Any Shares received under this Agreement (whether or not the Restricted Stock vests pursuant to Section 4) shall be subject to the following additional restrictions.

1.         Transferability of Shares. Except as provided in this Exhibit A or Section 5 of the Agreement, no Transfer of Shares received pursuant to this Agreement by the Grantee is permitted, provided that any shares of Restricted Stock that vest pursuant to Section 4 (“Received Shares”) by the Grantee are permitted to be Transferred as follows:

(a)         Permitted Transferees. The Grantee may Transfer any and all Received Shares to a Permitted Transferee, provided that such Permitted Transferee shall become a party to and subject to the terms and conditions of this Agreement. Prior to the initial Transfer of any Received Shares to a given Permitted Transferee pursuant to this Section 1(a) and as a condition thereto, the Permitted Transferee shall execute a written agreement in a form provided by the Company under which such Permitted Transferee shall become subject to all provisions of this Agreement to the extent applicable to the Received Shares, including without limitation this Exhibit and Sections 9, 11, and 16 of the Agreement.

(b)         Public Transfers. After the third anniversary of the closing of a Qualified Public Offering, the Grantee may Transfer any or all Received Shares to the public pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”).

(c)         Sale Rights on Termination Due to Death or Disability. Upon the Grantee’s termination of Employment due to death or Disability, the Grantee and his or her Permitted Transferees will have the right, subject to Sections 1(e), 1(f) and 1(g) of this Exhibit, to sell to the public pursuant to Rule 144 at any time during the one-year period following the effective date of such termination all or any portion of the Received Shares, notwithstanding that such a Transfer might not otherwise then be permitted by Section 1(b) of this Exhibit.

(d)         Release of Received Shares. If prior to the third anniversary of the closing of a Qualified Public Offering, any Investor makes a Transfer of its Equity Shares to any Person (other than a Transfer to any other Investor or Sponsor or to any of the respective Affiliates or Affiliated Funds of any such Investor or Sponsor), then the Grantee will be permitted to Transfer, pursuant to Rule 144, that portion of the Grantee’s Received Shares that bears the same proportion to the total number of Received Shares as the number of Equity Shares that were Transferred by such Investor bears to the total number of Equity Shares that were owned by all Investors immediately prior to such Transfer.

[1]	Applicable for the following senior managers: Thomas Casey, Steven Cutler, William Feehan, Scott Hamilton, John Hogan, Jeffrey Howard, John Kaufman, John Sykes and Robert H. Walls, Jr.

(e)         Legal Restrictions; Other Restrictions. The restrictions on Transfer contained in this Agreement, including those specified in this Exhibit A, are in addition to any prohibitions and other restrictions on transfer arising under any applicable laws, rules or regulations, and the Grantee may not Transfer Received Shares to any other Person unless the Grantee first takes all reasonable and customary steps, to the reasonable satisfaction of the Company, to ensure that such Transfer would not violate, or be reasonably expected to restrict or impair the respective business activities of the Company or any of its subsidiaries under, any applicable laws, rules or regulations, including applicable securities, antitrust or U.S. federal communications laws, rules and regulations. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which the Grantee may be subject, including any restrictions on Transfer contained in the Company’s certificate of incorporation (including restrictions therein relating to federal communications laws), or any other agreement to which the Grantee is a party or is bound or any applicable lock-up rules and regulations of any national securities exchange or national securities association.

(f)       Impermissible Transfers.  Any Transfer of Received Shares not made in compliance with the terms of this Section 1 shall be null and void ab initio, and the Company shall not in any way give effect to any such Transfer.

(g)       Period.   Upon the occurrence of a Change of Control, all the Transfer restrictions of this Section 1 shall terminate.

2.       Drag Rights.

(a)       Sale Event Drag Along.  If the Company notifies the Grantee in writing that it has received a valid Drag Along Sale Notice (as defined in the Stockholders Agreement) pursuant to the Stockholders Agreement and that Capital IV has informed the Company that it desires to have the Grantee participate in the transaction that is the subject of the Drag Along Sale Notice, then the Grantee shall be bound and obligated to Transfer in such transaction no more than the percentage of the aggregate number of Replacement Shares then held by the Grantee that the Company notifies the Grantee is equal to the percentage of Equity Shares held by the Sponsors and their Affiliates that the Sponsors and Affiliates are transferring in such transaction, on the same terms and conditions as the Sponsors and their Affiliates with respect to each Equity Share Transferred; provided, however, that for the avoidance of doubt, the Replacement Shares shall continue to be subject to the terms of this Agreement (including, but not limited to, any vesting or transfer restrictions). With respect to a given transaction that is the subject of a Drag Along Notice, the Grantee’s obligations under this Section 2 shall remain in effect until the earlier of (1) the consummation of such transaction and (2) notification by the Company that such Drag Along Sale Notice has been withdrawn.

(b)       Waiver of Appraisal Rights.  The Grantee agrees not to demand or exercise appraisal rights under Section 262 of the Delaware General Corporate Law, as amended, or otherwise with respect to any transaction subject to this Section 2, whether or not such appraisal rights are otherwise available.

(c)       Further Assurances.  The Grantee shall take or cause to be taken all such actions as requested by the Company or Capital IV in order to consummate any transaction subject to this Section 2 and any related transactions, including but not limited the execution of agreements and other documents requested by the Company.

  (d)       Period.   The foregoing provisions of this Section 2 shall terminate upon the occurrence of a Change of Control.

3.        Other Agreements.   If the Grantee is otherwise party to a stockholders agreement or other similar agreement (including any side letter thereto), applicable to equity issued by the Company or its Affiliates, the Company may, in its sole discretion, choose to apply any of the terms of such agreement(s) in lieu of any of the terms of this Exhibit or Section 16 of the Agreement.

4.        Definitions.   For purposes of this Exhibit, the follow terms shall have the meanings set forth below.

“Capital IV” means Clear Channel Capital IV, LLC, a Delaware limited liability company formed and jointly controlled by the Sponsors, and its successors and/or assigns.

“Capital V” means Clear Channel Capital V, L.P., a Delaware limited partnership formed and jointly controlled by the Sponsors, and its successors and/or assigns.

“Disability” (a) has the meaning given to such term in the Grantee’s employment agreement then in effect, if any, between the Grantee and the Company or any of its subsidiaries, or (b) if there is no such term in such employment agreement or there is no such employment agreement then in effect, means the disability of an Grantee during his or her Employment through any illness, injury, accident or condition of either a physical or psychological nature as a result of which, in the judgment of the Board, he or she is unable to perform substantially all of his or her duties and responsibilities, notwithstanding the provision of any reasonable accommodation, for 6 consecutive months during any period of 12 consecutive months.

“Equity Shares” means Shares as such term is used in the Stockholders Agreement.

“Members of the Immediate Family” means, with respect to an individual, each spouse or child or other descendant of such individual, each trust created solely for the benefit of one or more of the aforementioned persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned persons in his or her capacity as such custodian or guardian.

“Permitted Transferee” means (a) the Grantee’s estate, executors, administrators, personal representatives, heirs, legatees or distributees, in each case acquiring the Received Shares in question pursuant to the will or other instrument taking effect at death of such Grantee or by applicable laws of descent and distribution, or (b) a trust, private foundation or entity formed for estate planning purposes for the benefit of the Grantee and/or any of the Members of the Immediate Family of such Grantee. In addition, the Grantee shall be a Permitted Transferee of the Grantee’s Permitted Transferees.

“Stockholders Agreement” means the Stockholders Agreement, dated as of July 29, 2008, as amended from time to time, by and among the Company, BT Triple Crown Merger Co., Inc. and other stockholders of the Company who from time to time may become parties thereto.

“Transfer” means any sale, pledge, assignment, encumbrance, distribution or other transfer or disposition of shares or other property to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

EXHIBIT B2

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Clear Channel Communications, Inc. (“Company”) and Tom Casey (“Employee”) entered into an Employment Agreement (“Agreement”) effective December 15, 2009;

WHEREAS, the parties desire to amend the above-referenced Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Amendment to the Agreement (“Amendment”).

1.         This Amendment is effective [November _, 2012]; provided, however, that in the event that the Employee does not timely elect to participate in the Offer to Exchange pursuant to which the Employee was offered an opportunity to exchange certain outstanding options for restricted stock (the “Exchange Program”), this Amendment shall become null and void and the Employee shall have no further rights hereunder.

2.         Section 3(h)(ii) is hereby amended and restated in its entirety as follows:

Restricted Stock Units.     If the Target Amount (as defined in subsection (iii) below) as of December 31, 2013 is less than an amount equal to the After Tax Value of $5,000,000 (the “Guaranteed Amount”), and provided that Employee remains employed by the Company on such date, then Employee shall be granted at such time restricted stock units (“RSUs”) with a Fair Market Value equal to the lesser of (i) $5,000,000 or (ii) (A) the excess of the Guaranteed Amount over the Target Amount, if any, divided by (B) the Applicable Rate; provided that in the event that the Employee does not timely make an 83(b) election in connection with participating in the Exchange Program (the “83(b) Election”), then the Employee shall be granted RSUs with a Fair Market Value equal to $5,000,000 minus the Restricted Stock Value.

3.         Section 3(h)(iii) is hereby amended to remove the definition of “Option Spread” and include the following definitions:

“After Tax-Value” of a particular payment shall mean the amount of such payment reduced by the ordinary federal, state and local income and employment taxes that would apply, determined as though such payment constituted ordinary wage income at such time. The Company’s good faith determination of the After-Tax Value of a payment shall be conclusive and binding upon all parties.

“Applicable Rate” shall mean as of a particular date the combined federal, state and local income tax rate that would apply to ordinary wage income. The Company’s good faith determination of the Applicable Rate shall be conclusive and binding upon all parties.

2 Applicable for Thomas Casey only.

“Restricted Stock Value” as of a particular date shall mean the greater of (i) 225,000 times the Fair Market Value of a share of Stock on such date; or (ii) to the extent that the all or any portion of the 225,000 shares of restricted stock (the “Replacements Shares”) received in connection with the exchange of the Options pursuant to the Exchange Program were previously sold in an arm’s length transaction, an amount equal to the sum of the gross proceeds received on account of such sale, and the Fair Market Value of the remaining unsold Replacement Shares as of the particular date.

“Target Amount” as of a particular date shall mean an amount equal to the after-tax value of the Replacement Shares, determined as though the Replacement Shares were sold at their Fair Market Value on such date; provided, however, that to the extent that any Replacement Shares were previously sold in an arm’s length transaction, the Target Amount of such Replacements Shares shall be equal to the greater of the amount determined above and the actual after-tax proceeds received in account of such sale. The Company’s good faith determination of the Target Amount shall be conclusive and binding upon all parties.

4.         Section 9(d)(iii) is hereby amended and restated in its entirety as follows:

a payment (the “Equity Value Preservation Payment”), to be paid in a lump sum on the Payment Date, calculated as follows. The Company’s good faith determination of the Equity Value Preservation Payment shall be conclusive and binding upon all parties.

a.         if the date of termination occurs in calendar year 2012, the Equity Value Preservation Payment shall be equal to the lesser of (A) $3,750,000 and (B) (x) the excess, if any, of the After Tax Value of $3,750,000 over the Target Amount, divided by (y) the Applicable Rate; provided that if the Executive does not make the 83(b) Election, the Equity Value Preservation Payment shall be equal to the excess of $3,750,000 over the Restricted Stock Value as of the date of termination.

b.         if the date of termination occurs in calendar year 2013, the Equity Value Preservation Payment shall be equal to the lesser of (A) $5,000,000 and (B) (x) the excess, if any, of the After Tax Value of $5,000,000 over the Target Amount, divided by (y) the Applicable Rate; provided that if the Executive does not make the 83(b) Election, the Equity Value Preservation Payment shall be equal to the excess of $5,000,000 over the Restricted Stock Value as of the date of termination.

c.         if the date of termination occurs after calendar year 2013, the Equity Value Preservation Payment shall be equal to the lesser of (i) $5,000,000 and (ii) (x) the excess, if any, of (A) After Tax Value of $5,000,000 over (B) the sum of the Target Amount and the after-tax value, as of the date of termination, of any vested RSUs granted to Employee under Section 3(h) (or, to the extent that such RSUs were sold by Employee in an arm’s length transaction, the actual after-tax proceeds received on account of such sale), divided by (y) the Applicable Rate; provided that if the Executive does not make the 83(b) Election, the Equity Value Preservation Payment shall be equal to the excess of $5,000,000 over the sum of the Restricted Stock Value as of the date of termination and the Fair Market Value of any vested RSUs granted to employee under Section 3(h) (or, to the extent that such RSUs were sold by Employee in an arm’s length transaction, the actual gross proceeds received on account of such sale).

5.         This Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by all parties.

6.         This Amendment shall in no way modify, alter, change or otherwise delete any provision of the Agreement, unless specifically done so by the terms of this Amendment, and all the remaining provisions of the Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESSETH WHEREOF, the parties hereto have executed this Amendment on the date written below and upon full execution by all parties, this Amendment shall be effective as set forth in Section 1 above.

EMPLOYEE

Date:

COMPANY

Date:

EXHIBIT B3

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Clear Channel Broadcasting, Inc. (“Company”) and John Hogan (“Employee”) entered into an Employment Agreement effective November 15, 2010 and amended pursuant to that certain First Amendment to Employment Agreement, effective February 23, 2012 (as amended, the “Agreement”).

WHEREAS, the parties desire to amend the above-referenced Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Amendment to the Agreement (“Amendment”).

1.         This Amendment is effective [DATE]; provided, however, that in the event that the Employee does not timely elect to participate in the Offer to Exchange pursuant to which the Employee was offered an opportunity to exchange certain outstanding options for restricted stock (the “Exchange Program”), this Amendment shall become null and void and the Employee shall have no further rights hereunder.

2.         Section 3(G)(1) is hereby amended and restated in its entirety as follows:

Restricted Stock Units. If the Target Amount (as defined below) as of December 31, 2015 is less than an amount equal to the After Tax Value of $5,000,000 (the “Guaranteed Amount”), and provided that Employee remains employed by the Company on such date, then Employee shall be granted restricted stock units (“RSUs”) on December 31, 2015 with a Fair Market Value equal to the lesser of (i) $5,000,000 or (ii) (A) the excess of the Guaranteed Amount over the Target Amount, if any, divided by (B) the Applicable Rate; provided that in the event that the Employee does not timely make an 83(b) election in connection with participating in the Exchange Program (the “83(b) Election”), then the Employee shall be granted RSUs with a Fair Market Value equal to $5,000,000 minus the Restricted Stock Value. The RSUs granted to Employee under the preceding sentence will become vested on December 31, 2016, provided Employee remains employed by Company on such date and shall be settled, to the extent vested, by no later than March 14, 2017. The RSUs shall be subject to the terms and conditions of the EIP.

3.         Section 3(G) is hereby amended to remove the definition of “Target Amount” and include the following additional definitions:

“After Tax-Value” of a particular payment shall mean the amount of such payment reduced by the ordinary federal, state and local income and employment taxes that would apply, determined as though such payment constituted ordinary wage income at such time. The Company’s good faith determination of the After-Tax Value of a payment shall be conclusive and binding upon all parties.

3 Applicable for John Hogan only.

“Applicable Rate” shall mean as of a particular date the combined federal, state and local income tax rate that would apply to ordinary wage income. The Company’s good faith determination of the Applicable Rate shall be conclusive and binding upon all parties.

“Restricted Stock Value” as of a particular date shall mean the greater of (i) 226,101 times the Fair Market Value of a share of Stock on such date; or (ii) to the extent that the all or any portion of the 226,101 shares of restricted stock (the “Replacements Shares”) received in connection with the exchange of the Options pursuant to the Exchange Program were previously sold in an arm’s length transaction, an amount equal to the sum of the gross proceeds received on account of such sale, and the Fair Market Value of the remaining unsold Replacement Shares as of the particular date.

“Target Amount” as of a particular date shall mean an amount equal to the after-tax value of the Replacement Shares received in connection with the Exchange Program, determined as though the Replacement Shares were sold at their Fair Market Value on such date; provided, however, that to the extent that any Replacement Shares were previously sold in an arm’s length transaction prior to such time, the Target Amount of such Replacements Shares shall be equal to the greater of the amount determined above and the actual after-tax proceeds received in account of such sale. The Company’s good faith determination of the Target Amount shall be conclusive and binding upon all parties.

4.         Sections 8(D)(a) through (e) are hereby amended and restated in their entirety as follows:

a.         if the date of termination occurs in calendar year 2012, the Equity Value Preservation Payment shall be equal to $1,250,000.

b.         if the date of termination occurs in calendar year 2013, the Equity Value Preservation Payment shall be equal to the lesser of (A) $2,500,000 and (B) (x) the excess, if any, of the After Tax Value of $2,500,000 over the Target Amount as of the date of termination, divided by (y) the Applicable Rate; provided that if the Executive does not make the 83(b) Election, the Equity Value Preservation Payment shall be equal to the excess of $2,500,000 over the Restricted Stock Value as of the date of termination.

c.         if the date of termination occurs in calendar year 2014, the Equity Value Preservation Payment shall be equal to the lesser of (A) $3,750,000 and (B) (x) the excess, if any, of the After Tax Value of $3,750,000 over the Target Amount as of the date of termination, divided by (y) the Applicable Rate; provided that if the Executive does not make the 83(b) Election, the Equity Value Preservation Payment shall be equal to the excess of $3,750,000 over the Restricted Stock Value as of the date of termination.

d.         if the date of termination occurs in calendar year 2015, the Equity Value Preservation Payment shall be equal to the lesser of (A) $5,000,000 and (B) (x) the excess, if any, of the After Tax Value of $5,000,000 over the Target Amount as of the date of termination, divided by (y) the Applicable Rate; provided that if the Executive does not make the 83(b) Election, the Equity Value Preservation Payment shall be equal to the excess of $5,000,000 over the Restricted Stock Value as of the date of termination.

e.         if the date of termination occurs after calendar year 2015, the Equity Value Preservation Payment shall be equal to the lesser of (i) $5.00,000 and (ii) (x) the excess, if any, of (A) After Tax Value of $5,000,000 over (B) the sum of the Target Amount as of the date of such termination and the after-tax value, as of the date of termination, of any vested RSUs granted to Employee under Section 3(G) (or, to the extent that such RSUs were sold by Employee in an arm’s length transaction, the actual after-tax proceeds received on account of such sale), divided by (y) the Applicable Rate; provided that if the Executive does not make the 83(b) Election, the Equity Value Preservation Payment shall be equal to the excess of $5,000,000 over the sum of the Restricted Stock Value as of the date of termination and the Fair Market Value of any vested RSUs granted to employee under Section 3(G) (or, to the extent that such RSUs were sold by Employee in an arm’s length transaction, the actual gross proceeds received on account of such sale).

The Company’s good faith determination of the Equity Value Preservation Payment shall be conclusive and binding upon all parties.

5.         This Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by all parties.

6.         This Amendment shall in no way modify, alter, change or otherwise delete any provision of the Agreement, unless specifically done so by the terms of this Amendment, and all the remaining provisions of the Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESSETH WHEREOF, the parties hereto have executed this Amendment on the date written below and upon full execution by all parties, this Amendment shall be effective as set forth in Section 1 above.

EMPLOYEE

Date:

COMPANY

Date:

EXHIBIT B4

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Clear Channel Communications, Inc. (“Company”) and William Feehan (“Employee”) entered into an Employment Agreement effective January 25, 2010 (the “Agreement”).

WHEREAS, the parties desire to amend the above-referenced Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Amendment to the Agreement (“Amendment”).

1.         This Amendment is effective [DATE]; provided, however, that in the event that the Employee does not timely elect to participate in the Offer to Exchange pursuant to which the Employee was offered an opportunity to exchange certain outstanding options for restricted stock (the “Exchange Program”), this Amendment shall become null and void and the Employee shall have no further rights hereunder.

2.         Section 3(h) is hereby amended and restated in its entirety as follows:

Restricted Stock Units. If the Target Amount (as defined below) as of January 25, 2014 is less than an amount equal to the After Tax Value of $600,000 (the “Guaranteed Amount”), and provided that Employee remains employed by the Company on such date, then Employee shall be granted restricted stock units (“RSUs”) on January 25, 2014 with a fair market value equal to the lesser of (i) $600,000 or (ii) (A) the excess of the Guaranteed Amount over the Target Amount, if any, divided by (B) the Applicable Rate; provided that in the event that the Employee does not timely make an 83(b) election in connection with participating in the Exchange Program (the “83(b) Election”), then the Employee shall be granted RSUs with a Fair Market Value equal to $600,000 minus the Restricted Stock Value. The RSUs shall be subject to the terms and conditions of the Clear Channel Executive Incentive Plan.

For purposes of this Section 3(h), the following terms shall have the following meanings:

“After Tax-Value” of a particular payment shall mean the amount of such payment reduced by the ordinary federal, state and local income and employment taxes that would apply, determined as though such payment constituted ordinary wage income at such time. The Company’s good faith determination of the After-Tax Value of a payment shall be conclusive and binding upon all parties.

4 Applicable for William Feehan only.

“Applicable Rate” shall mean as of a particular date the combined federal, state and local income tax rate that would apply to ordinary wage income. The Company’s good faith determination of the Applicable Rate shall be conclusive and binding upon all parties.

“Restricted Stock Value” as of a particular date shall mean the greater of (i) 67,500 times the fair market value of a share of Stock on such date; or (ii) to the extent that the all or any portion of the 67,500 shares of restricted stock (the “Replacements Shares”) received in connection with the exchange of the Options pursuant to the Exchange Program were previously sold in an arm’s length transaction, an amount equal to the sum of the gross proceeds received on account of such sale, and the Fair Market Value of the remaining unsold Replacement Shares as of the particular date.

“Target Amount” as of a particular date shall mean an amount equal to the after-tax value of the Replacements Shares received in connection with the Exchange Program, determined as though the Replacement Shares were sold at their fair market value on such date; provided, however, that to the extent that any Replacement Shares were previously sold in an arm’s length transaction prior to such time, the Target Amount of such Replacements Shares shall be equal to the greater of the amount determined above and the actual after-tax proceeds received in account of such sale. The Company’s good faith determination of the Target Amount shall be conclusive and binding upon all parties.

3.         This Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by all parties.

4.         This Amendment shall in no way modify, alter, change or otherwise delete any provision of the Agreement, unless specifically done so by the terms of this Amendment, and all the remaining provisions of the Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESSETH WHEREOF, the parties hereto have executed this Amendment on the date written below and upon full execution by all parties, this Amendment shall be effective as set forth in Section 1 above.

EMPLOYEE
Date:
COMPANY
Date: